EXHIBIT 11.1

SunTrust Banks, Inc.

Statement re: Computation of Per Share Earnings

(In thousands, except per share data)

	Year Ended December 31
	2004	2003	2002	2001	2000	1999
Basic
Income before extraordinary gain	$1,572,901	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,123,952
Extraordinary gain, net of taxes	—	—	—	—	—	202,648

Net income	$1,572,901	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,326,600

Average basic common shares	299,375	278,295	282,495	287,702	297,834	317,079

Income before extraordinary gain	$5.25	$4.79	$4.71	$4.78	$4.35	$3.54
Extraordinary gain, net of taxes	—	—	—	—	—	0.64

Earnings per common share - basic	$5.25	$4.79	$4.71	$4.78	$4.35	$4.18

Diluted
Income before extraordinary gain	$1,572,901	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,123,952
Extraordinary gain, net of taxes	—	—	—	—	—	202,648

Net income	$1,572,901	$1,332,297	$1,331,809	$1,375,537	$1,294,100	$1,326,600

Average common shares outstanding	299,375	278,295	282,495	287,702	297,834	317,079
Incremental shares outstanding (1)	3,934	3,139	3,557	3,882	3,122	4,095

Average diluted common shares	303,309	281,434	286,052	291,584	300,956	321,174

Income before extraordinary gain	$5.19	$4.73	$4.66	$4.72	$4.30	$3.50
Extraordinary gain, net of taxes	—	—	—	—	—	0.63

Earnings per common share - diluted	$5.19	$4.73	$4.66	$4.72	$4.30	$4.13

(1)	Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.